Exhibit 2.1

MERGER AGREEMENT

Dated as of

January 16, 2026

by and among

MicroTouch Technology INC,

Future Vision II Acquisition Corp., and

Future Vision II Acquisition Merger Subsidiary Corp.

i

v

RECITALS

WHEREAS, Future Vision II Acquisition Corp. (“Purchaser”) is a Cayman Islands exempted company, and a blank check company under the United States’ federal securities laws and was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Future Vision II Acquisition Merger Subsidiary Corp. (“Merger Sub”) is a newly formed Cayman Islands exempted company and was formed for the purpose of effectuating the Merger, and along with the Purchaser is collectively referred to herein as the “Purchaser Parties”;

WHEREAS, MicroTouch Technology INC (“Company”) is a Cayman Islands exempted company, and is engaged in the business of acting as a holding company for its direct and indirect subsidiaries, including MicroTouch Technology Limited (incorporated in the British Virgin Islands), Fast Joyful Technology Limited (incorporated in Hong Kong), and Shuang Long Technology Limited (incorporated in Hong Kong) (each a “Company Party” and collectively referred to herein as the “Company Group”);

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act”), the parties hereto desire and intend to effect a business combination transaction whereby the Merger Sub will merge with and into the Company, with the Company being the surviving entity (the Company is hereinafter referred to for the periods from and after the Effective Time as the “Surviving Corporation”) and becoming a wholly owned Subsidiary of Purchaser (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and the Cayman Companies Act. Simultaneously with the Closing, the Purchaser will change its name to “MicroTouch Inc.” or other name as the Company determines, subject to confirmation and approval of the Registrar of Companies in the Cayman Islands.

WHEREAS, for U.S. Federal income tax and applicable state income tax purposes, (a) the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”) and (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder;

WHEREAS, simultaneously with the execution of this Agreement, the Purchaser and the Company, together with all of the Company Shareholders, have entered into a voting and transaction support agreement in the form attached hereto as Exhibit A (“Company Transaction Support Agreement”) whereby the Company Shareholders holding all of the voting securities of the Company shall agree to vote or cause to be voted all Company Shares held by them in favor of the Merger and to provide the Company Shareholders’ Approval in accordance with the Company’s Organizational Documents and the Cayman Companies Act;

WHEREAS, in connection with the Closing, the Purchaser, the Company and each of the Company Shareholders will enter into a non-compete and non-solicitation agreement (collectively, the “Non-Compete Agreements”) and lock up agreements (the “Lock Up Agreement”) substantially in the form attached hereto as Exhibit B and Exhibit C, respectively.

WHEREAS, the boards of directors of each of the Purchaser and the Company have determined that the Merger is fair to, and in the best interests of, their respective companies and their respective shareholders and respectively resolved to recommend the adoption of this Agreement by Purchaser Shareholders and Company Shareholders, as the case may be;

WHEREAS, in furtherance of the Transactions, Purchaser shall provide an opportunity to the Purchaser Shareholders to have their Purchaser Shares redeemed for consideration on the terms and subject to the conditions set forth in the Purchaser’s Organizational Documents and the Trust Agreement in conjunction with obtaining the Purchaser Shareholders’ Approval.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

ARTICLE I.
DEFINITIONS

The following terms, as used herein, have the following meanings:

“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

“Additional Purchaser SEC Documents” has the meaning given to such term in Section 5.12.

“Adjournment Proposal” has the meaning given to such term in Section 6.5(a).

“Affiliate” or “Affiliates” mean, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Agreement” means this Merger Agreement, including all Schedules, Annexes, and Exhibits hereto, as amended, supplemented, or otherwise modified from time to time in accordance with its terms, entered into by and among MicroTouch Technology INC, Future Vision II Acquisition Corp. and Future Vision II Acquisition Merger Subsidiary Corp. for the purpose of effecting the Merger and the other transactions contemplated hereby.

“Allocation Statement” has the meaning given to such term in Section 3.1.

“Alternative Proposal” has the meaning given to such term in Section 6.2.

“Alternative Transaction” has the meaning given to such term in Section 6.2.

“Arbitrator” has the meaning given to such term in Section 10.1.

“Anti-Corruption Laws” means, collectively, the Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010, OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention against Corruption, United States Currency, Foreign Transactions Reporting Act of 1970, Hong Kong’s Prevention of Bribery Ordinance (Cap. 201) as amended, and any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public, private or industry regulatory authority, whether international, national, federal, state, or local.

“Balance Sheet Date” means September 30, 2025, as updated from time to time pursuant to Section 7.2.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business Combination Proposal” has the meaning given to such term in Section 6.5(a).

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York or Hong Kong are authorized to close for business.

“Cayman Companies Act” has the meaning given to such term in the Recitals.

“Change of Name Proposal” has the meaning given to such term Section 6.5(a).

“Closing” has the meaning given to such term in Section 2.2.

“Closing Date” has the meaning given to such term in Section 2.2.

“Closing Payment Shares” means, with respect to a Company Shareholder, such number of the Consideration Shares to be received by such Company Shareholder at Closing, in each case as set forth opposite of each Company Shareholder’s name in the Allocation Statement and subject to any adjustments made pursuant to Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning given to such term in the Recitals.

“Company Balance Sheet” has the meaning given to such term in Section 4.8(a).

“Company Disclosure Schedule” has the meaning given to such term in Article IV.

“Company Group” has the meaning given to such term in the Recitals.

“Company Material Adverse Effect” means a material adverse change or a material adverse effect upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company Group and its business, taken as a whole, whether or not arising from transactions in the Ordinary Course of business, provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company Group operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser Parties; (vi) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Company Group to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures, subject to the other provisions of this definition, shall not be excluded).

“Company Party” has the meaning give to such term in the Recitals.

“Company Share Rights” means all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into Company Shares.

“Company Shares” means shares in the share capital of the Company.

“Company Shareholders” mean the holders of the Company Shares.

“Company Shareholders’ Approval” means the approval of the Agreement by special resolution of the Company Shareholders in accordance with the Company’s Organizational Documents and the Cayman Companies Act (requiring at least a two-thirds (2/3) majority of votes cast by shareholders present and entitled to vote).

“Company Transaction Expenses” means all fees, costs and expenses of the Company incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement and the Transaction Documents, the performance and compliance with all Transaction Documents and conditions contained herein to be performed or complied with at or prior to the Closing, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company, whether paid or unpaid as of the Closing.

“Company Transaction Support Agreement” has the meaning given to such term in the Recitals.

“Consideration Shares” means such number of Purchaser Shares equal to the Valuation divided by SPAC Per Share Redemption Price, rounded up to the nearest whole share.

“Contracts” means all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiary is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiary in compliance with Section 6.1 after the date hereof and prior to the Closing.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

“D&O Indemnified Parties” has the meaning given to such term in Section 8.5.

“Effective Time” has the meaning given to such term in Section 2.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning given to such term in Section 4.8(a).

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Approval” means each and any of consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority.

“Government Official” means (a) an officer or employee of any national, regional, local or other component of government, (b) a director, officer or employee of any entity in which a government or any component of a government possesses a majority interest; (c) a political party or political party official; and (d) any individual who is acting in an official capacity for any government, component of a government, or political party.

“IPO” means the initial public offering of Purchaser pursuant to the IPO Prospectus.

“IPO Prospectus” means the prospectus of Purchaser’s offering of units dated September 11, 2024 and filed with the SEC (File No. 333-280356).

“IPO Sponsor” means HWei Super Speed Co., Ltd.

“Indebtedness” with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (c) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (d) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (e) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” but excluding payables arising in the Ordinary Course, (f) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (e), and (g) all Indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally.

“Indemnification Notice” has the meaning given to such term in Section 12.2.

“Indemnified Party” has the meaning given to such term in Section 12.1.

“Indemnifying Party” has the meaning given to such term in Section 12.1.

“Intellectual Property Right” means any and all intellectual property, industrial property, and proprietary rights worldwide, whether registered or unregistered, including rights in and to the following in any jurisdiction throughout the world: (a) all patents and utility models and inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures and all improvements thereto (“Patents”), (b) all trademarks, service marks, certification marks, collective marks, trade dress, logos, slogans, trade names, corporate and business names, and other indicia of source, including all goodwill symbolized thereby or associated therewith (“Trademarks”), (c) Internet domain names and rights of publicity and in social media usernames, handles, and accounts; (d) all works of authorship, copyrightable works, all copyrights and related rights (“Copyrights”), (e) all designs, industrial designs and mask works (“Designs”), (f) all trade secrets, know-how, proprietary information (such as processes, techniques, formulae, compositions, data analytics, source code, models and methodologies), business or financial information (such as customer and supplier lists, pricing and cost information and business and marketing plans and proposals), technical or engineering information (such as technical data, algorithms, designs, drawings and specifications) and other non-public or confidential information (“Trade Secrets”), (g) Technology, (h) Software, (i) any registrations or applications for registration for any of the foregoing, and any provisionals, divisionals, continuations, continuations-in-part, renewals, reissuances, revisions, re-examinations and extensions of any of the foregoing (as applicable), each of which shall be deemed to be included in Patents, Copyrights, Trademarks, Designs or the foregoing clause (c), as applicable, and (j) analogous rights to those set forth above.

“Intended Tax Treatment” has the meaning given to such term in the Recitals.

“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Authority, including rule or regulation promulgated thereunder.

“Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lock Up Agreement” has the meaning given to such term in the Recitals.

“Losses” has the meaning given to such term in Section 12.1.

“Material Contracts” has the meaning given to such term in Section 4.13(a).

“Merger” has the meaning given to such term in the Recitals.

“Merger Sub” has the meaning given to such term in the Recitals.

“Merger Sub Share” has the meaning given to such term in Section 5.7(b).

“Non-Compete Agreements” has the meaning given to such term in the Recitals.

“Officer Appointment Proposal” has the meaning given to such term in Section 6.5(a).

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Ordinary Course” means, with respect to an action taken or refrained from being taken by a Person, that such action or omission is taken in the ordinary course of the normal day-to-day operations of such Person, including any reasonable actions taken or refrained from being taken in good faith in response to COVID-19, any COVID-19 Measures or any change in such COVID-19 Measures or interpretations whether taken prior to or following the date of this Agreement.

“Outside Closing Date” has the meaning given to such term in Section 11.1.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar charter and organizational documents, in each case, as amended.

“Organizational Documents Proposal” has the meaning given to such term in Section 6.5(a).

“PCAOB Financials” has the meaning given to such term in Section 7.2.

“Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Purchaser Parties; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, and (C) that not resulting from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law; and (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established in accordance to the applicable accounting principles and standards).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Per Share Merger Consideration” means the quotient obtained by dividing (a) the aggregate number of Consideration Shares, by (b) the aggregate number of Company Shares outstanding as of immediately prior to the Effective Time.

“Permit” means any permit, license, approval, certificate, qualification, consent or authorization issued by an Authority.

“Plan of Merger” has the meaning given to such term in Section 2.2.

“Proxy Statement” means the proxy statement forming part of the Proxy/Registration Statement filed with the SEC, with respect to the Purchaser Shareholders’ Meeting and the transactions contemplated hereby, to be used for the purpose of soliciting proxies from Purchaser Shareholders to approve the transactions contemplated hereby.

“Proxy/Registration Statement” has the meaning given to such term in Section 6.5(a).

“Purchaser Board Recommendation” has the meaning given to such term in Section 6.5(b).

“Purchaser Founder Shares” means the ordinary shares of Purchaser issued to the IPO Sponsor pre-IPO and at IPO closing.

“Purchaser Financial Statements” has the meaning given to such term in Section 5.12(b).

“Purchaser Material Adverse Effect” means a material adverse change or a material adverse effect upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Purchaser Parties and its business, taken as a whole, whether or not arising from transactions in the Ordinary Course of business, or that would prevent or materially delay the Closing from happening, provided, however, that “Purchaser Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which each of the Purchaser Parties operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Company; (vi) any matter of which Company is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Purchaser Parties; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Purchaser Parties to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures, subject to the other provisions of this definition, shall not be excluded).

“Purchaser” has the meaning give to it in the Recitals.

“Purchaser Shares” means the ordinary shares of Purchaser, par value $0.0001 per share.

“Purchaser Parties” means, collectively, the Purchaser and the Merger Sub, and “Purchaser Party” means either of them.

“Purchaser Post-Closing Officers” has the meaning given to such term in Section 8.4.

“Purchaser SEC Documents” has the meaning given to such term in Section 5.12.

“Purchaser Securities” means the Purchaser Shares, collectively.

“Purchaser Share Redemption” means the right of the holders of Purchaser Shares to redeem all or a portion of their Purchaser Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Organizational Documents of Purchaser and the Trust Agreement.

“Purchaser Shares” has the meaning give to such term in the Recitals.

“Purchaser Shareholders” mean the holders of record of Purchaser Shares as of the record date established for the Purchaser Shareholders’ Meeting, as determined in accordance with the Purchaser’s Organizational Documents and applicable law, including the IPO Sponsor and public shareholders who acquired Purchaser Shares through the IPO or subsequent transactions, but excluding any shares redeemed pursuant to the Purchaser Share Redemption prior to the Effective Time.

“Purchaser Shareholders’ Approval” means the approval, at the Purchaser Shareholders’ Meeting where a quorum is present, of the Transaction Proposals comprising of (a) in the case of the Business Combination Proposal, an ordinary resolution in accordance with the Organizational Documents of Purchaser and applicable Law requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued Purchaser Shares present in person or represented by proxy at the Purchaser Shareholders’ Meeting and entitled to vote on such matter; (b) in the case of the Change of Name Proposal, a special resolution in accordance with the Organizational Documents of Purchaser and applicable Law requiring the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued Purchaser Shares present in person or represented by proxy at the Purchaser Shareholders’ Meeting and entitled to vote on such matter; (c) in the case of the Organizational Documents Proposal, a special resolution in accordance with the Organizational Documents of Purchaser and applicable Law requiring the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued Purchaser Shares present in person or represented by proxy at the Purchaser Shareholders’ Meeting and entitled to vote on such matter (d) in the case of the Officer Appointment Proposal, an ordinary resolution in accordance with the Organizational Documents of Purchaser and applicable Law requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued Purchaser Shares present in person or represented by proxy at the Purchaser Shareholders’ Meeting and entitled to vote on such matter; and (e) in the case of the Adjournment Proposal, if required, an ordinary resolution in accordance with the Organizational Documents of Purchaser and applicable Law requiring the affirmative vote of at least a majority of the votes cast by the holders of the issued Purchaser Shares present in person or represented by proxy at the Purchaser’s Shareholders’ Meeting and entitled to vote on such matter.

“Purchaser Shareholders’ Meeting” has the meaning given to such term in Section 6.5(b).

“Purchaser Transaction Expenses” means all fees, costs and expenses of Purchaser and Merger Sub incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the performance and compliance with all Transaction Documents and conditions contained herein to be performed or complied with at or prior to the Closing, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including fees, costs, expenses and disbursements of counsel, accountants, advisors and consultant of Purchaser and Merger Sub, whether paid or unpaid as of the Closing and the Transfer Taxes.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, 15 C.F.R. Parts 730-774, and the Export Controls Act of 2018, 22 U.S.C. 2751 et seq., and (b) economic or financial sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, Her Majesty’s Treasury of the United Kingdom, or (c) anti-boycott measures.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any (a) computer, mobile, or device programs, systems, applications and code, including any software implementations of algorithms, models and methodologies and any source code, object code, firmware, middleware, APIs, development and design tools, applets, compilers and assemblers, (b) databases and compilations, including any and all libraries, data and collections of data whether machine readable, on paper or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) technology supporting, and the contents and audiovisual displays of, any internet site(s) and (e) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“SPAC Per Share Redemption Price” means the lower of (i) per share redemption price paid to each holder of Purchaser Shares exercising such holder’s right to redeem such holder’s Purchaser Shares (in connection with the transactions contemplated by this Agreement) as set forth in the Organizational Documents of the Purchaser and the Trust Agreement, and (ii) $10.05.

“Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

“Survival Period” has the meaning given to such term in Section 12.5.

“Surviving Corporation” has the meaning given to such term in the Recitals.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property.

“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Third-Party Claim” has the meaning given to such term in Section 12.2.

“Threshold” has the meaning given to such term in Section 12.1.

“Transaction Documents” mean collectively, this Agreement, the Plan of Merger, the Non-Compete Agreements, and the Company Transaction Support Agreement, the Lock Up Agreement, and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto.

“Transaction Expenses” means collectively, the Purchaser Transaction Expenses and the Company Transaction Expenses.

“Transaction Proposals” has the meaning given to such term Section 6.5(a).

“Transactions” means, collectively, the Merger and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents.

“Transfer Agent” means the transfer agent for the Purchaser, Transhare Corporation.

“Transfer Taxes” means all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement.

“Trust Account” has the meaning given to such term in Section 5.9.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of September 11, 2024, between Wilmington Trust, National Association and the Purchaser.

“Trustee” means the trustee of the Purchaser’s IPO trust account, i.e., Wilmington Trust, National Association.

“Valuation” means $90,000,000.00.

“$” means U.S. dollars, the legal currency of the United States.

ARTICLE II.
MERGER

Section 2.1 Merger. Upon and subject to the terms and conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Companies Act, on the Closing Date, the Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving entity after the Merger and as a wholly-owned subsidiary of the Purchaser.

Section 2.2 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XI, the closing of the Merger (the “Closing”) shall be deemed to have taken place at the office of Concord & Sage P.C. on a date no later than ten (10) Business Days after the satisfaction or waiver of all the conditions set forth in Article IX, or at such other place and time as the Company and the Purchaser Parties may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the Merger Sub and the Company shall execute a plan of merger substantially in the form attached hereto as Annex 2 (the “Plan of Merger”) and other documents as required by the Cayman Companies Act, and the parties hereto shall cause the Merger to be consummated by filing the Plan of Merger (and other documents required by the Cayman Companies Act) with the Registrar of Companies in the Cayman Islands on the same day as the Closing Date in accordance with the relevant provisions of Cayman Companies Act (the time of such filings being the “Effective Time”). At the Closing, the Purchaser shall file a copy of the Purchaser Shareholders’ Approval (and other documents required by the Cayman Companies Act) with the Registrar of Companies in the Cayman Islands on the same day as the Closing Date and (i) apply for a change of name from “Future Vision II Acquisition Corp.” to “MicroTouch Inc.” or other names as the Company determines, subject to confirmation and approval of the Registrar of Companies in the Cayman Islands, (ii) file the amended and restated memorandum and articles of association of the Purchaser amended in accordance with Section 2.5(b) and (iii) make the necessary update to the register of directors and officers of the Purchaser reflecting the appointment and/or removal of the directors and officers of the Purchaser in accordance with Section 2.4.

Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company and the Merger Sub set forth in this Agreement to be performed after the Effective Time.

Section 2.4 Directors and Officers. From and after the Effective Time, the composition of the board of directors of the Purchaser and the Surviving Corporation shall be as set forth in Section 8.4(a).

Section 2.5 Organizational Documents.

(a) The memorandum and articles of association of the Company in effect immediately prior to the Effective Time shall be the memorandum and articles of association of the Surviving Corporation from and after the Effective Time until thereafter amended in accordance with their terms and under the applicable Laws.

(b) The memorandum and articles of association of the Purchaser from and after the Effective Time shall be in the form attached hereto as Exhibit C.

Section 2.6 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Merger Sub and the Company, the officers and directors of the Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.7 Section 368 Reorganization. The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Each party will use commercially reasonable efforts, and agrees to cooperate with the other parties and to provide to the other parties such information and documentation as may be necessary, proper or advisable, to cause the Merger to so qualify, and will not knowingly take an action that would cause the Merger to fail to qualify, as a reorganization within the meaning of Section 368(a) of the Code. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.

ARTICLE III.
CONSIDERATION

Section 3.1 Allocation Statement. Annex 1 attached hereto sets forth preliminarily the number of Purchaser Shares issuable to each Company Shareholder pursuant to this Agreement in respect of the Consideration Shares, subject to Purchaser’s updates prior to the Effective Time (the “Allocation Statement”). If, between the date of this Agreement and the Closing, the outstanding Company Shares or Purchaser Shares shall have been changed into a different number of shares or a different class, by reason of any share issuance, share dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Shares or Purchaser Shares, as applicable, will be appropriately adjusted to provide to the holders of Company Shares or the holders of Purchaser Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 3.1 shall not be construed to permit Purchaser or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Section 3.2 Conversion of Capital

(a) Share Capital of Merger Sub. At the Effective Time, on the terms and subject to the conditions set forth herein and in the Plan of Merger, by virtue of the Merger and without any action on the part of the Purchaser, the Merger Sub, the Company or the holders of any securities of the Company or Merger Sub, each share of the share capital of the Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid and nonassessable ordinary share of the Surviving Corporation. Such ordinary share(s) of the Surviving Corporation into which the ordinary share(s) of the Merger Sub are so converted shall be the only share(s) of the Surviving Corporation that are issued and outstanding immediately after the Effective Time.

(b) Share Capital of Company. At the Effective Time, on the terms and subject to the conditions set forth herein and in the Plan of Merger, by virtue of the Merger and without any action on the part of the Purchaser, the Merger Sub, the Company or the holders of any securities of the Company or Merger Sub, each Company Share issued and outstanding immediately prior to the Effective Time, shall be cancelled and automatically converted into the right to receive, without interest, the Per Share Merger Consideration. For avoidance of any doubt, each Company Share to be converted into the right to receive the Per Share Merger Consideration as provided in this Section 3.2(b) shall be automatically cancelled and shall cease to exist, and each Company Shareholder holding such Company Shares will cease to have any rights with respect to such Company Shares, except the right to receive the Per Share Merger Consideration.

(c) No Liability. Notwithstanding anything to the contrary in this Section 3.2, none of Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 3.3 Payment of Merger Consideration

(a) Exchange Procedures; Closing Payment Shares. Upon and subject to the terms and conditions of this Agreement and the Plan of Merger, at the Closing, Purchaser shall deliver or cause to be delivered the Closing Payment Shares, represented by book-entry, to each holder of Company Shares that have been converted into the right to receive the Consideration Shares, as set forth in the Allocation Statement.

(b) No fraction shares. No certificates or scrip or book-entry credit representing fractional Purchaser Shares will be issued pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Purchaser. In the event any holder of Company Share would otherwise be entitled to receive a fraction of a share of Purchaser Shares (after aggregating all fractional shares of Purchaser Shares issuable to such holder), such fractional share shall be rounded up to the nearest whole share. The parties acknowledge that any such adjustment was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Purchaser that would otherwise be caused by the issuance of fractional shares.

(c) Company Register of Members. After the Effective Time, the register of members of the Company shall be closed, and thereafter there shall be no further registration on the register of members of the Surviving Corporation of transfers of Company Shares that were issued and outstanding immediately prior to the Effective Time.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in the Company Disclosure Schedule delivered by the Company to the Purchaser Parties in connection with this Agreement, the Company, on behalf of itself and its Subsidiaries (collectively, the ‘Company Group’), represents and warrants to, and covenants with, the Purchaser Parties as follows, with the Company and its Subsidiaries being jointly and severally liable for breaches of representations and warranties relating to the Company Group, except where expressly limited to the Company alone. In this Article, references to the Company shall, where the context permits, be construed mutatis mutandis as references to each member of the Company Group.

Section 4.1 Corporate Existence and Power. The Company is a Cayman Islands exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all corporate powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore delivered or made available to the Purchaser Parties true and complete copies of the Organizational Documents of the Company as currently in effect. The Company is not in violation of any provision of its Organizational Documents in any material respect. The Company has not taken any action in violation or conflict with any provision of its Organizational Documents.

Section 4.2 Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company, subject to the Company Shareholders’ Approval. This Agreement constitutes, and, when executed, the other Transaction Documents will constitute, valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) The board of directors of the Company has, as of the date of this Agreement, by duly adopted resolutions, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and the Transaction Documents, (ii) determined that this Agreement, the Plan of Merger, the Merger and the transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company Shareholders, (iii) approved this Agreement, the Merger, the Plan of Merger and the transactions contemplated by this Agreement (subject to the Company Shareholders’ Approval), (iv) resolved to recommend that the Company Shareholders approve this Agreement, the Merger, the Plan of Merger and the transactions contemplated by this Agreement, and (v) directed that the adoption of this Agreement and the Plan of Merger and the consummation of the transactions contemplated in this Agreement be submitted to the Company Shareholders for the Company Shareholders’ Approval.

Section 4.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party require no consent, approval, Order, authorization or action by or in respect of, or filing with, notice to, or other action by or in respect of, any governmental Authority or other Person is required on the part of the Company with respect to the Company’s execution, delivery and performance of this Agreement and each Transaction Document to which it is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Plan of Merger and related documentations with the Registrar of Companies in the Cayman Islands as required by the Cayman Companies Act, (b) the SEC declaration of effectiveness of the Proxy/Registration Statement, (c) approvals or filings under all applicable antitrust Laws, and (d) any consents, approvals, authorizations, designations, declarations, filings, notices or actions, the absence of which would not be reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole to have a Company Material Adverse Effect.

Section 4.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the Transaction Documents to which it is a party does not and will not (a) contravene or conflict with the Organizational Documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or require any payment or reimbursement or to a loss of any material benefit relating to the business to which the Company is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company or by which any of the Company Shares, or any of the Company’s assets is or may be bound or any Permit, or (d) result in the creation or imposition of any Lien on any of the Company Shares, (e) cause a loss of any material benefit relating to the business to which the Company is entitled under any provision of any Permit or Contract binding upon the Company, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s material assets, in the cases of (a) to (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect. For the avoidance of doubt, no consent, approval, filing, authorization, waiver, notice or similar item is required by or with respect to the Company in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents, other than those described in Section 4.3.

Section 4.5 Capital Structure. The authorized share capital of the Company consists of $50,000.00 divided into 500,000,000 shares of a par value of $0.0001 each (the “Company Shares”). As of the date hereof: (i) 10,000 Company Shares are issued and outstanding; (ii) no Company Shares are held in its treasury; (iii) there are no Company Share Rights outstanding; and (iv) no Company Shares are reserved for issuance upon exercise of any then-outstanding Company Share Rights. All of the outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person. The Company has no Company Shares reserved for issuance. There are no preemptive or other outstanding rights, options, warrants, conversion rights, share appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which the Company is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any shares of the capital share, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital share of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The outstanding Company Shares are not subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized share appreciation, phantom share, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the share capital of the Company. There are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Company Shareholders on any matter. The Allocation Statement, when delivered in accordance with Section 3.1, will accurately reflect all of the foregoing information as of the Closing.

Section 4.6 Organizational Documents. The Company has heretofore delivered or made available to the Purchaser Parties true and complete copies of the Organizational Documents of the Company as currently in effect. The Company is not in violation of any provision of its Organizational Documents in any material respect. A true and complete copy of the certificate of incorporation, of the Company, and a true and correct copy of the memorandum and articles of association of the Company have been provided to the Purchaser Parties and each is in full force and effect and the Company is not in violation of any of the provisions thereof.

Section 4.7 Subsidiaries. Section 4.7 of the Company Disclosure Schedule sets forth the corporate details of each Subsidiary of the Company, and the facts in relation to the Company Group as stated in the Recitals of this Agreement is true, correct and complete in all respects. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents); and (ii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company. The Subsidiaries have been duly incorporated, formed or organized and are validly existing and in good standing, where applicable, under the Laws of their respective jurisdiction of incorporation, formation or organization and have the power and authority to own or lease their respective properties and to conduct their respective businesses as they are now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership or lease of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to be have a Company Material Adverse Effect. True and complete copies of the organizational documents of the Subsidiaries of the Company have been made available to the Purchaser Parties, and are in full force and effect and such Subsidiaries are not in violation of any of the provisions thereof.

Section 4.8 Financial Statements

(a) Section 4.8 of the Company Disclosure Schedule includes the audited consolidated financial statements of the Company Group as of and for the fiscal years ended September 30, 2024, September 30, 2025, consisting of the audited balance sheets as of such dates (the “Company Balance Sheet”), the audited income statements for the twelve (12) month periods ended on such dates, and the audited cash flow statements for the twelve (12) month periods ended on such dates (collectively, the “Financial Statements”).

(b) The Financial Statements are complete and accurate and fairly present in all material respects, in conformity with its applicable accounting standards applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein.

(c) The systems of internal accounting controls maintained by the Company and its Subsidiaries are sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) material information is communicated to management as appropriate.

(d) Neither the Company nor any of its Subsidiaries is a party to, or is subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Financial Statements.

(e) Neither the Company nor any of its Subsidiaries has received from any employee of the Company or its Subsidiaries any written or, to the knowledge of the Company, oral complaint, allegation, assertion or claim with respect to unlawful or potentially unlawful activity regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not independently identified or received any written notice from their independent accountants regarding any of the foregoing.

(f) The Financial Statements have been prepared in accordance with Regulation S-X and reviewed by the Company’s independent auditor in accordance with PCAOB Auditing Standard 4105. The Financial Statements have been audited in accordance with PCAOB auditing standards by a PCAOB-qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act.

(g) As of the date hereof, other than as set forth in the Financial Statements and as described in the notes thereto, that have arisen in the Ordinary Course of the Company’s business as currently conducted or incurred in connection with the transactions contemplated by this Agreement, and as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries do not have any (i) Indebtedness, whether or not contingent, for borrowed money, or (ii) Indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security or similar instrument.

Section 4.9 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the Purchaser Parties by or on behalf of the Company are true and authentic. The Books and Records reflect fairly in all material respects the transactions and dispositions of assets of and the providing of services by the Company. All accounts, books and ledgers of the Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

Section 4.10 Absence of Certain Changes. Since the Balance Sheet Date, the Company has conducted the business in the Ordinary Course consistent with past practices. Without limiting the generality of the foregoing, since the Balance Sheet Date, there has not been:

(a) any Company Material Adverse Effect;

(b) any transaction, Contract or other instrument entered into, or commitment made, by the Company or relating to its business, or any of the Company’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company of any Contract or other right, in either case other than transactions and commitments in the Ordinary Course of business consistent in all material respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or share capital or other equity interests in the Company; (ii) any issuance by the Company of shares or of shares of capital stock or other equity interests in the Company (other than pursuant to any effective employee equity incentive plan), or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company of any outstanding shares or shares of capital stock or other equity interests (other than pursuant to any effective employee equity incentive plan);

(d) (i) any creation or other incurrence of any Lien other than Permitted Liens on the Company Shares or any of the Company’s assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company, in each case other than in the Ordinary Course of business consistent with past practice of the Company;

(e) any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company;

(f) any material labor dispute, other than routine individual grievances, or any material activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company;

(g) any sale, transfer, lease to others or otherwise disposition of any of its material assets by the Company except for inventory, licenses or services sold in the Ordinary Course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(h) (i) any amendment to or termination of any Material Contract, (ii) any amendment to any material license or material permit from any Authority held by the Company, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by the Company under any Material Contract, or any material license or material permit from any Authority held by the Company, other than in the cases of each of clauses (i) through (iv), as provided for in this Agreement or the transactions contemplated hereunder or as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(i) other than in the Ordinary Course of business, any capital expenditure by the Company in excess in any fiscal month of $500,000 per one transaction or entering into any lease of capital equipment or property under which the annual lease charges exceed $500,000 in the aggregate by the Company;

(j) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company or its property or suffering of any actual litigation, action, proceeding or investigation before any court or governmental body relating to the Company or its property, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(k) any loan of any monies to any Person or guarantee of any obligations of any Person by the Company, in excess of $500,000, other than accounts payable and accrued liabilities in the Ordinary Course of business consistent with past business;

(l) except as required by the applicable accounting principles and standards, any change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of the Company or any revaluation of any of the assets of the Company;

(m) any material amendment to the Company’s Organizational Documents, or any engagement by the Company in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction, other than as provided for in this Agreement or the transactions contemplated hereunder;

(n) any acquisition of assets (other than acquisitions of inventory in the Ordinary Course of business consistent with past practice) or business of any Person, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect;

(o) any material Tax election made by the Company outside of the Ordinary Course of business consistent with past practice, or any material Tax election changed or revoked by the Company; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company; any annual Tax accounting period changed by the Company; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax (other than an ordinary commercial agreement the principal purpose of which does not relate to Taxes) entered into by the Company; or any right to claim a material Tax refund surrendered by the Company; or

(p) any undertaking of any legally binding obligation to do any of the foregoing.

Section 4.11 Properties; Title to the Company’s Assets

(a) The material items of Tangible Personal Property have no material defects, are in good operating condition, function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto.

(b) Section 4.11(b) of the Company Disclosure Schedule sets forth the Company’s list of leased real properties, the Company has good, valid and marketable title in and to, or in the case of the leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Company Balance Sheet or acquired after Balance Sheet Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company to operate its business immediately after the Closing in the same manner as the Business is currently being conducted.

Section 4.12 Litigation. There is no Action (or any basis therefore) pending against, or to the knowledge of the Company, threatened against or affecting, the Company, any of its officers or directors, its business, or any Company Shares, or any of the Company’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Transaction Documents, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There are no outstanding judgments against the Company that would reasonably to be expected to, individually or in the aggregate, have a Company Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement. The Company is not, and has not been in the past two (2) years, subject to any proceeding or investigation or inquiry with any Authority, other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.13 Contracts

(a) Section 4.13(a) of the Company Disclosure Schedule lists all material Contracts, oral or written (collectively, the “Material Contracts”) to which the Company is a party and which are currently in effect and constitute the following:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company of $800,000 or more (other than standard purchase and sale orders entered into in the Ordinary Course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of $800,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company or other Person, under which the Company (A) has continuing obligations for payment of annual compensation of at least $200,000 (other than oral arrangements for at-will employment), (B) has material severance or post termination obligations to such Person, or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;

(iv) all Contracts creating a material joint venture, strategic alliance, limited liability company and partnership agreements to which the Company is a party;

(v) all Contracts relating to any material acquisitions or dispositions of assets by the Company in excess of $3,000,000;

(vi) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than (i) “shrink wrap” licenses, and (ii) non-exclusive licenses granted in the Ordinary Course of business;

(vii) all Contracts relating to material secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Company or substantially limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area;

(viii) all Contracts relating to material patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other material Intellectual Property Rights of the Company;

(ix) all Contracts providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(x) all Contracts with or pertaining to the Company to which any 5% Shareholder is a party;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest and which involve (A) payments to the lessor thereunder in excess of $500,000 per month or (B) an Affiliate of the Company;

(xii) any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for money borrowed (excluding, for the avoidance of doubt, any intercompany arrangements solely between or among the Company or any of its Subsidiaries), (B) granted a Lien on its assets or group of assets, whether tangible or intangible, to secure any indebtedness for money borrowed, (C) extended credit to any Person (other than Contracts involving immaterial advances made to an employee of the Company or any of its Subsidiaries in the Ordinary Course of business) or (D) relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with a non-Affiliate with an aggregate outstanding principal amount not exceeding $3,000,000;

(xiii) any Contract relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the Organizational Documents of the Company);

(xiv) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents to which the Company is a party; and

(xv) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of the Company will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company nor, to the Company’s knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) the Company has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company’s assets, (iii) no Contract (A) requires the Company to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict its business or require any payments by or with respect to Purchaser or any of its Affiliates; (iv) the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not or will not require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company under any provision of any Contract, agreement or other instrument binding the Company; (v) there are no agreements or arrangements in force which provide for the present or future issue, allotment or transfer of, or grant to any person the right whether conditional or otherwise to call for the issue, allotment or transfer of any share or loan capital of the Company Group including any option, right of pre-emption or conversion and no such right will be granted on or before the Closing.

Section 4.14 Licenses and Permits. Section 4.14 of the Company Disclosure Schedule correctly lists each material Permits affecting, or relating in any way to, the Company’s business as currently conducted. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, such Permits are valid and in full force and effect, and none of the Permits will, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company has all Permits necessary to operate its business. There is no outstanding notice of revocation, cancellation or termination of any Company’s Permit has been received by the Company or any of its Subsidiaries; there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, suspension, withdrawal, adverse modification, cancellation or termination of any such Permit. The consummation of the transactions contemplated by this Agreement will not cause the revocation, modification or cancellation of any such Permits, except for any such revocation, modification or cancellation that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.15 Compliance with Laws. (a) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company is not in violation of, has not violated, and to the Company’s knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and within the last 36 months the Company has not received any subpoenas by any Authority. The Company and each of its Subsidiaries has implemented, maintains, and complies in all material respects with internal compliance programs designed to detect and prevent violations of any applicable Laws; (b) The Company and its Subsidiaries have complied the Personal Data (Privacy) Ordinance, Chapter 485 of the Laws of Hong Kong (the “PDPO”), the Data Protection Principle thereunder, and all other applicable date privacy laws and regulations, and all applicable data protection guidelines, regulations, industry standards, codes of practice or conduct, recommendations or other documents approved or issued by any Authority in relation to the PDPO. There is not outstanding any claim or notice or allegation or inquiry to any non-compliance of any of the aforementioned received by the Company from any Authority or indicating that any such matter or incident is foreseeable. (c) The registers of members and other statutory books of the members of the Company Group which were incorporated under the laws of Hong Kong have been properly kept and duly written up to date and contain an accurate and complete record of the matters which they should deal with. (d) All returns, particulars, resolutions and documents required by the Companies Ordinance (Cap. 622 of the Laws of Hong Kong) or any other legislation to be filed with the Registrar of Companies of Hong Kong, or any other authority, in respect of the members of the Company Group which were incorporated under the laws of Hong Kong have been duly filed and were correct; and due compliance has been made with all the provision of the Companies Ordinance (Cap. 622 of the Laws of Hong Kong) and other relevant legislation.

Section 4.16 Compliance with Anti-Corruption Laws.

(a) The Company and its Subsidiaries, and each of the Company’s and its Subsidiaries’ respective officers, directors, employees, agents, representatives or other persons acting on its behalf have complied with and are in compliance with Anti-Corruption Laws. Except as would not have a Company Material Adverse Effect, neither the Company nor its directors or officers, nor, to the Company’s knowledge, any of their employees, agents, or any other Persons acting for or on behalf of any of the Company has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any Anti-Corruption Laws.

(b) The Company and each of its Subsidiaries has maintained and currently maintains (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of the Company and its Subsidiaries were, have been and are executed only in accordance with management’s general or specific authorization.

(c) The Company and each of its Subsidiaries has in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws.

(d) None of the Company’s nor any of its Subsidiaries’ respective officers, directors, and to the Company’s knowledge, their respective employees is or was a Governmental Official or a close family member of a Government Official.

(e) To the Company’s knowledge, no governmental Authority is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of the Company or any of its Subsidiaries, or the Company’s or its Subsidiaries’ respective officers or directors for alleged violation of Anti-Corruption Laws in connection with activities relating to the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ Affiliates, nor any of the Company’s or its Subsidiaries’ directors, officers, employees, agents or representatives, is, or is owned or controlled by one or more Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the European Union, any European Union Member State, the United Nations, Her Majesty’s Treasury of the United Kingdom, or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) or has conducted business with any Person or entity or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf that is located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria).

Section 4.17 Intellectual Property

(a) Section 4.17 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material Intellectual Properties owned by the Company.

(b) Within the past two (2) years, to the knowledge of the Company, the Company has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company has no knowledge of any other claim of infringement by the Company, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company.

(c) The Company and its Subsidiaries own or have a valid and enforceable right to use any and all material Intellectual Property used or held for use in, or otherwise necessary for, the conduct of the business of the Company and its Subsidiaries as currently conducted. Except as would not have a Company Material Adverse Effect and to the knowledge of the Company, the current use by the Company of the Intellectual Property Rights does not infringe, and will not infringe, the rights of any other Person in any material respect.

(d) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material copyrights, patents or trade secrets on behalf of the Company or any predecessor in interest thereto, to the knowledge of the Company, either: (i) is a party to a “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company (or such predecessor in interest, as applicable) all right, title and interest in such material.

(e) Except as would not have a Company Material Adverse Effect, the execution, delivery or performance by the Company of this Agreement or any of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company immediately prior to the Closing to not be owned, licensed or available for use by the Company on substantially the same terms and conditions immediately following the Closing in any material respect.

(f) The Company has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Company’s Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Company or otherwise used in the operation of its business. The Company and its Subsidiaries have not disclosed, delivered, licensed or otherwise made available (other than to current and former employees, independent contractors and consultants who contributed to the development of Software for the Company and who are bound by written confidentiality agreements), and do not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code that embodies any owned Intellectual Property to any Person.

Section 4.18 Employees. Except as would not have a Company Material Adverse Effect, the Company is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Company, non-competition agreement restricting the activities of the Company, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company.

Section 4.19 Employment Matters.

(a) Except as would not have a Company Material Adverse Effect, to the knowledge of the Company, no current employee of the Company, in the Ordinary Course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and the Company is not a party to any collective bargaining agreement, does not have any material labor relations disputes, and there is no pending representation question or union organizing activity respecting employees of the Company.

(b) Section 4.19(b) of the Company Disclosure Schedule contains a complete and accurate list of all current employees of the Company and its Subsidiaries as of the date hereof, which includes the following information with respect to each such employee: (i) the employee’s name, (ii) the department of the employee, (iii) the employee’s principal location of employment and (iv) the name of the applicable employer entity.

(c) The Company has complied with all relevant Laws, in relation to its employees, directors and managers, on welfare funds, social benefits, medical benefits, insurance, retirement benefits and pensions, including but not limited to the Employment Ordinance, Chapter 57 of the Laws of Hong Kong, the Mandatory Provident Fund Schemes Ordinance, Chapter 485 of the Laws of Hong Kong, the Minimum Wage Ordinance, Chapter 608 of the Laws of Hong Kong, and the Employees’ Compensation Ordinance, Chapter 282 of the Laws of Hong Kong.

Section 4.20 Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to the Company have been filed within the requisite period (taking into account any extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by the Company have been or will be paid in a timely fashion or have been accrued for on the Financial Statements. No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of the Company have been asserted in writing by, and no written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to such Tax Returns or any Taxes of the Company has been received from, any Taxing Authority, and no dispute or assessment relating to such Tax Returns or such Taxes with any such Taxing Authority is currently outstanding. No material claim that is currently outstanding has been made by the Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(b) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than (A) any such agreement solely among the Company and its Subsidiaries, or (B) entered into in the Ordinary Course of business and not primarily related to Taxes.

(c) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing; (iv) any prepaid amount received on or prior to the Closing outside the ordinary course of business; or (v) Section 965(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(d) All necessary information notices returns particulars claims for reliefs and allowances and computations have been properly and duly submitted by the Company Group to the Inland Revenue Department of Hong Kong (“IRD”) and any other relevant taxation or excise authorities (whether of Hong Kong or elsewhere) and such information notices returns particulars claims and computations are true and accurate and are not the subject of any question or dispute nor are likely to become the subject of any question or dispute with the IRD or any other such taxation or excise authority and there is nothing in that information or those notices returns particulars claims and computations nor any other matter likely to lead to any dispute with the IRD or other appropriate authorities regarding liability or potential liability to any tax or duty recoverable from the Company Group or regarding the availability to the Company Group of any reliefs or allowances.

Section 4.21 Insolvency

(a) No order has been made or petition presented or resolution passed for the winding up of any Group Company, nor has any distress, execution or other process been levied against any Group Company or action taken to repossess goods in the possession of any Group Company.

(b) No steps have been taken for the appointment of an administrator or receiver of any part of the property or body corporate or partnership or an unincorporated association carrying on trade or business of any Group Company.

(c) No floating charge created by any Group Company (if any) has crystallised and there are no circumstances likely to cause such a floating charge to crystallise.

(d) No Group Company is and has been a party to any transaction which may be avoided in a winding up.

(e) No Group Company has made or proposed any arrangement or composition with its creditors or any class of its creditors.

Section 4.22 Finders’ Fees. With respect to the transactions contemplated by this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of Affiliates who might be entitled to any fee or commission from the Purchaser upon consummation of the transactions contemplated by this Agreement.

Section 4.23 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 4.24 Affiliate Transactions. No (a) Company Shareholder, (b) former or current director, officer, manager, indirect or direct equityholder, optionholder or member of the Company or any of its Subsidiaries or (c) any Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Securities Exchange Act of 1934), of any Person described in the foregoing clauses (a) or (b), in each case, other than the Company or any of its Subsidiaries (each a “Related Party”), is (i) a party to any Contract or business arrangement with the Company or any of its Subsidiaries, (ii) provides any services to, or is owed any money by or owes any money to, or has any claim or right against, the Company or any of its Subsidiaries (other than, in each case, compensation for services performed by a Person as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business), or (iii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any tangible or intangible property, asset, or right that is, has been, or is currently planned to be used by the Company or any of its Subsidiaries (the Contracts, relationships, or transactions described in clauses (i) through (iii), the “Affiliate Transactions”).

Section 4.25 Proxy/Registration Statement. On the date the Proxy Statement is first mailed to the Purchaser Shareholders, and at the time of the meeting for the Purchaser Shareholders’ Approval, none of the information furnished by or on behalf of the Company in writing specifically for inclusion in the Proxy/Registration Statement will include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.26 No other Representations or Warranties. Except as otherwise expressly provided in this Article IV (as may be modified by the Company Disclosure Schedule), Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Company and its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Purchaser Parties, their Affiliates or any of their respective representatives by, or on behalf of, Purchaser Parties, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as may be modified by the Company Disclosure Schedule), neither the Company nor any other Person on behalf thereof has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Purchaser Parties, or their Affiliates or any of their representatives, of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any presentation or in any other information made available to the Purchaser Parties or any of their representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

The Purchaser Parties hereby, jointly and severally, represent and warrant to, and covenants with the Company as follows:

Section 5.1 Corporate Existence and Power. Each of Purchaser and Merger Sub is a Cayman Islands exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and its Subsidiaries are duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which they were formed. Each of the Purchaser Parties has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own, lease, and operate its properties and assets and to carry on its business as presently or presently planned by the Purchaser Parties to be conducted, except where the failure to have such governmental licenses, franchises, Permits, authorizations, consents and approvals could not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.2 Authorization. The execution, delivery and performance by the Purchaser Parties of this Agreement and the Transaction Documents (to which it is a party to) and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser Parties and have been duly authorized by all necessary corporate action on the part of Purchaser Parties, subject to the Purchaser Shareholders’ Approval and the passing of a special resolution of the Merger Sub approving the Plan of Merger. This Agreement has been duly executed and delivered by the Purchaser Parties and it constitutes, and upon their execution and delivery, the Transaction Documents (to which it is a party to) will constitute, a valid and legally binding agreement of the Purchaser Parties, enforceable against them in accordance with their representative terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.3 Governmental Authorization. The execution, delivery and performance by the Purchaser Parties of this Agreement and the Transaction Documents to which it is a party require no consent, approval, Order, authorization or action by or in respect of, or filing with, any Authority other than (i) compliance with any applicable requirements of the Exchange Act, Securities Act and any other applicable securities Laws, (ii) approval of the Registrar of Companies of the Cayman Islands in respect of the Change of Name Proposal under the Cayman Companies Act (iii) the appropriate merger authorization filings with the Registrar of Companies of the Cayman Islands as required by the Cayman Companies Act, (iv) approvals or filings under all applicable antitrust Laws, and (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect or materially impair the ability of the Purchaser Parties to consummate the Merger.

Section 5.4 Non-Contravention. The execution, delivery and performance by the Purchaser Parties of this Agreement and the Transaction Documents to which it is a party does not and will not (a) contravene or conflict with the Organizational Documents of the Purchaser Parties, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Purchaser Parties, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Purchaser Parties or require any payment or reimbursement or to a loss of any material benefit relating to the business to which the Purchaser Parties are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Purchaser Parties or by which any of the Purchaser Shares, or any of the Purchaser Parties’ assets is or may be bound or any Permit, or (d) result in the creation or imposition of any Lien on any of the Purchaser Shares, (e) cause a loss of any material benefit relating to the business to which the Purchaser Parties is entitled under any provision of any Permit or Contract binding upon the Purchaser Parties, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Purchaser Parties’ material assets, in the cases of (a) to (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 5.5 Finders’ Fees. With respect to the transactions contemplated by this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser or their Affiliates who might be entitled to any fee or commission from the Company upon consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.

Section 5.6 Issuance of Shares. The Consideration Shares, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be free of any Liens (other than those, if any, arising under applicable securities Laws or the Company’s memorandum and articles of association).

Section 5.7 Capitalization

(a) At the date of this Agreement, the authorized share capital of the Purchaser is $50,000.00 divided into 500,000,000 Purchaser Shares of which 7,544,000 Purchaser Shares have been issued and are outstanding as of the date hereof including (i) 1,736,500 of which are Purchaser Founder Shares and Purchaser Placement Shares and (ii) 57,500 Purchaser Shares issued to the Purchaser’s underwriter in connection with the purchaser’s IPO. Except for the Purchaser Securities as described in the IPO prospectus, no other shares or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding Purchaser Shares are, and all Consideration Shares, when issued, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Islands Law, the Purchaser’s Organizational Documents or any contract to which Purchaser is a party or by which Purchaser is bound. Other than as described in the IPO Prospectus, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Shares or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) The authorized share capital of the Merger Sub is $50,000.00 divided into 500,000,000 ordinary shares of par value $0.0001 each (the “Merger Sub Share”) of which 1 share of the Merger Sub Share is issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding of Merger Sub Share(s) are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Islands Law, the Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in the Merger Sub’s Organizational Documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Share(s) or any share capital or equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 5.8 Information Supplied. None of the information supplied or to be supplied by the any Purchaser Party expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Purchaser’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated hereby will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Purchaser or that is included in the Purchaser SEC Documents).

Section 5.9 Trust Account. As of the date of this Agreement, the Purchaser has at least $55,950,000 in the trust fund (the “Trust Account”), which is established by and maintained by the Trustee, and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Trust Agreement. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Documents to be inaccurate or that would entitle any Person (other than Purchaser Shareholders holding Purchaser Shares sold in Purchaser’s IPO who shall have elected to redeem their Purchaser Shares pursuant to Purchaser’s Organizational Documents and the underwriters of Purchaser’s IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Purchaser Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Purchaser, threatened with respect to the Trust Account. Purchaser has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Purchaser to dissolve or liquidate pursuant to Purchaser’s Organizational Documents shall terminate, and as of the Effective Time, Purchaser shall have no obligation whatsoever pursuant to Purchaser’s Organizational Documents to dissolve and liquidate the assets of Purchaser by reason of the consummation of the transactions contemplated hereby. As of the date hereof, following the Effective Time, no Purchaser Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Purchaser Shareholder is exercising a Purchaser Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Purchaser has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Purchaser at the Effective Time.

Section 5.10 Listing. As of the date hereof, the Purchaser Units, Purchaser Shares and Purchaser Rights are listed on the Nasdaq Capital Market, with trading symbols FVNUU, FVN, and FVNUR. Purchaser is in compliance with the rules of Nasdaq and there is no Action pending or, to the knowledge of Purchaser, threatened against Purchaser by Nasdaq or the SEC with respect to any intention by such entity to deregister Purchaser Units, Purchaser Shares, or Purchaser Rights. No Purchaser Party has taken any action in an attempt to terminate the registration of Purchaser Units, Purchaser Shares, or Purchaser Rights.

Section 5.11 Board Approval. Each of the board of directors of the Purchaser and the Merger Sub has, as of the date of this Agreement, by duly adopted resolutions, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and the Transaction Documents, (ii) determined that this Agreement, the Merger, the Plan of Merger and the transactions contemplated by this Agreement are advisable and in the best interests of the Purchaser Parties and the shareholders of the Purchaser Parties, as applicable, (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Account (net of amounts previously disbursed to management for tax obligations and excluding the amount of deferred underwriting discounts held in trust), (iv) solely with respect to the Purchaser Board, determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Purchaser’s Organizational Documents, (v) approved this Agreement, the Merger, the Plan of Merger and the transactions contemplated by this Agreement (as applicable and subject to the Purchaser Shareholders’ Approval), and (vi) resolved to recommend that the Purchaser Shareholders approve this Agreement, the Merger, the Plan of Merger and the transactions contemplated by this Agreement.

Section 5.12 Purchaser SEC Documents and Financial Statements

(a) Each of the (i) Purchaser’s Annual Reports on Form 10-K for each fiscal year of Purchaser, beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s Quarterly Reports on Form 10-Q for each fiscal quarter of Purchaser beginning with the first quarter Purchaser was required to file such a form, (iii) all proxy statements relating to Purchaser’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents filed by Purchaser with the SEC since Purchaser’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, together with any amendments, restatements or supplements thereto, are available in full without redaction on the SEC’s website through EDGAR. Purchaser has timely filed or furnished all statements, prospectuses, registration statements, forms, reports, schedules, and other documents, together with any amendments, restatements or supplements thereto, required to be filed or furnished by it with the SEC since its formation, pursuant to the Exchange Act, the Securities Act and all regulations and rules promulgated thereunder (collectively and as they have been amended since the time of their filing or furnishing, the “Purchaser SEC Documents”). Purchaser will timely file all of the foregoing documents with the SEC to the extent they are required by applicable Laws or rules subsequent to the date of this Agreement (the “Additional Purchaser SEC Documents”). Each of the Purchaser SEC Documents, as of the respective date of its filing, and as of the date of any amendment, complied, and each of the Additional Purchaser SEC Documents will be prepared for and comply, in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such documents. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Purchaser SEC Documents and the Additional Purchaser SEC Documents did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or to be made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any Purchaser SEC Documents. None of the Purchaser SEC Documents filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

(b) The financial statements and notes contained or incorporated by reference in the Purchaser SEC Documents (the “Purchaser Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of the Purchaser as of the dates thereof and the results of operations of the Purchaser for the periods reflected therein. The Purchaser Financial Statements (i) were prepared from the Books and Records of the Purchaser; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Purchaser’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the Purchaser with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against in the Purchaser Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the Ordinary Course of business since the Purchaser’s formation, there are no material Liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Purchaser. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the Purchaser Financial Statements.

Section 5.13 Litigation. There is no Action (or any basis therefore) pending against, or to the knowledge of Purchaser Parties, threatened against or affecting, any Purchaser Party, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Transaction Documents. There are no outstanding judgments against the Purchaser Parties. No Purchaser Party is, and has previously been, subject to any legal proceeding with any Authority.

Section 5.14 Compliance with Laws. No Purchaser Party is in violation of, has violated, under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and the Purchaser has not previously received any subpoenas by any Authority.

Section 5.15 Compliance with Anti-Corruption & Sanctions Laws.

(a) Neither the Purchaser Parties, their directors or officers, nor, any of their employees, agents, or any other Persons acting for or on behalf of any of the Purchaser Parties has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any Anti-Corruption Laws.

(b) Neither the Purchaser Parties, their directors or officers, nor, any of their employees, agents, or any other Persons acting for or on behalf of any of the Purchaser Parties is or has been (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by an Authority; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity 50-percent or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii).

(c) Neither the Purchaser Parties, their directors or officers, nor, any of their employees, agents, or any other Persons in their capacity as such, is in violation of, or has been, in violation of, has been threatened to be charged with or given notice of any violation of, or is under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, applicable Sanctions and Export Control Laws.

Section 5.16 Not an Investment Company. Each of the Purchaser Parties is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 5.17 Tax Matters. All material Tax Returns required to be filed by or with respect to each Purchaser Party have been filed within the requisite period (taking into account any extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by the Company have been or will be paid in a timely fashion or have been accrued for on the Financial Statements. No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of the Purchaser Parties have been asserted in writing by, and no written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to such Tax Returns or any Taxes of the Purchaser Parties has been received from, any Taxing Authority, and no dispute or assessment relating to such Tax Returns or such Taxes with any such Taxing Authority is currently outstanding. No material claim that is currently outstanding has been made by the Taxing Authority in a jurisdiction where the Purchaser Parties do not file Tax Returns that any of the Purchaser Parties is or may be subject to taxation by that jurisdiction. Each of the Purchaser Parties has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

Section 5.18 Contracts. All material Contracts to which any of the Purchaser Parties is a party are available in full without redaction on the SEC’s website through EDGAR.

Section 5.19 Business Activities

(a) Since its incorporation, each of the Purchaser Parties has not conducted any business activities other than activities related to Purchaser’s IPO or directed toward the accomplishment of a business combination. Except as set forth in the Organizational Documents of each of the Purchaser Parties or as otherwise contemplated by this Agreement and the Transaction Documents, there is no Contract to which any Purchaser Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material way any business practice of any Purchaser Party or any acquisition of property by any Purchaser Party or the conduct of business by each of the Purchaser Parties as currently conducted or as contemplated to be conducted as of the Closing. Except for the transactions contemplated under the Transaction Documents, each of the Purchaser Parties does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, each of the Purchaser Parties has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a business combination under Purchaser’s IPO Prospectus and the Organizational Documents of each of the Purchaser Parties.

(b) Merger Sub was formed solely for the purpose of effecting the transactions contemplated under the Transaction Documents and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated under the Transaction Documents and has no, and at all times prior to the Closing except as expressly contemplated by the Transaction Documents, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.20 Registration Statement and Proxy Statement. On the date the Proxy Statement is first mailed to the Purchaser’s Shareholders, and at the time of the meeting for the Purchaser Shareholders’ Approval, none of the information furnished by or on behalf of the Purchaser Parties in writing specifically for inclusion in the Proxy/Registration Statement will include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.21 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V, Purchaser hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Purchaser and its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its Affiliates or any of their respective representatives by, or on behalf of, Purchaser, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Purchaser nor any other Person on behalf thereof has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its Affiliates or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Purchaser (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any presentation or in any other information made available to the Company or any of its representatives or any other Person, and any such representations or warranties are expressly disclaimed.

Section 5.22 No Outside Reliance. Notwithstanding anything contained in this Agreement, the Company and its respective equityholders, partners, investors, members and representatives, has made their own investigation of the Purchaser Parties and that neither the Purchaser Parties nor any of its Affiliates, agents, advisors or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Purchaser Parties in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Purchaser Parties. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Purchaser Disclosure Schedule or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the Company or its representatives) or reviewed by the Company otherwise) or management presentations that have been or shall hereafter be provided to Company or any of its Affiliates, agents, advisors or representatives are not and will not be deemed to be representations or warranties of the Purchaser Parties, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing. Except as otherwise expressly provided in this Agreement, the Company understands and agrees that any assets, properties and business of the Purchaser Parties are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE VI.
COVENANTS OF COMPANY AND PURCHASER PARTIES

Section 6.1 Conduct of the Business

(a) From the date hereof through the Closing Date, each party shall, and shall cause its Subsidiaries to, conduct their respective business only in the Ordinary Course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of the other party, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without the other party’s prior written consent (which shall not be unreasonably withheld), the Company and the Purchaser Parties shall not:

(i) materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the Company or the Purchaser Parties, which involve payments in excess of $5,000,000;

(iii) modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than $5,000,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $5,000,000 (individually or in the aggregate);

(v) sell, lease, license or otherwise dispose of any of the Company’s or the Purchaser Parties’ assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of inventory in the Ordinary Course consistent with past practice, and (iii) not exceeding $5,000,000;

(vi) accept returns of products sold from inventory except in the Ordinary Course, consistent with past practice;

(vii) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any stockholder or shareholder (other than, in the case of any stockholder or shareholder that is an employee, payments of salary accrued in said period at the current salary rate);

(viii) authorize any salary increase of more than 10% for any employee making an annual salary equal to or greater than $100,000 or in excess of $100,000 in the aggregate on an annual basis or change the bonus or profit-sharing policies of the Company or the Purchaser Parties;

(ix) obtain or incur any loan or other Indebtedness in excess of $5,000,000, including drawings under the Company’s or the Purchaser Parties’ existing lines of credit;

(x) suffer or incur any Lien on the Company’s or the Purchaser Parties’ assets, except for Permitted Liens or the Liens incurred in the Ordinary Course of business consistent with past practice;

(xi) suffer any damage, destruction or loss of property related to any of the Company’s or the Purchaser Parties’ assets, whether or not covered by insurance, the aggregate value of which, following any available insurance reimbursement, exceed $5,000,000;

(xii) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiii) suffer any insurance policy protecting any of the Company’s or the Purchaser Parties’ assets with an aggregate coverage amount in excess of $5,000,000 to lapse;

(xiv) make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any inventory or assets other than in the Ordinary Course of business consistent with past practice;

(xv) change the principal place of business or jurisdiction of organization;

(xvi) extend any loans other than travel or other expense advances to employees in the Ordinary Course of business or with the principal amount not exceeding $50,000;

(xvii) issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock;

(xviii) make or change any material Tax election or change any annual Tax accounting periods; or

(xix) undertake any legally binding obligation to do any of the foregoing.

(b) From the date hereof through the Closing Date, the Purchaser shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and Ordinary Course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the Company’s prior written consent, the Purchaser Parties shall not amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser Parties.

(c) Neither party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time.

Section 6.2 Alternative Proposal and Alternative Transaction. From the date hereof through the earlier of (x) termination of this Agreement in accordance with Article XI and (y) the Closing, other than in connection with the transactions contemplated hereby, neither the Company, on the one hand, nor the Purchaser Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company or the Purchaser Parties (other than the transactions contemplated by this Agreement and the other Transaction Documents): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the Ordinary Course of business) or any class or series of the share capital or capital stock or other equity interests of the Company or the Purchaser Parties in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company or the Purchaser Parties or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company on one hand and the Purchaser Parties one the other hand shall keep the other party informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

Section 6.3 Access to Information. From the date hereof until and including the Closing Date, each of the Company on one hand and the Purchaser Parties on the other hand shall, to the best of their abilities, (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties, and Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company or the Purchaser Parties as such Persons may request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other party in such other party’s investigation of its business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Purchaser Parties and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or the Purchaser Parties. Notwithstanding anything to the contrary in this Agreement, no party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) provide a description of the access not granted and/or information not disclosed.

Section 6.4 Notices of Certain Events. Each of the Company on one hand and the Purchaser Parties on the other hand shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Share or share capital or capital stock of the Purchaser Parties or any of the Company’s or the Purchaser Parties’ assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Transaction Documents;

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Transaction Documents;

(d) with respect to the Company, the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in any representation made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact.

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact.

Section 6.5 Proxy/Registration Statement and Requisite Approval

(a) Proxy/Registration Statement

(i) As promptly as reasonably practicable after the execution of this Agreement, the Purchaser Parties shall prepare, and Purchaser shall file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement, the “Proxy/Registration Statement”) relating to (1) the Purchaser Shareholders’ Meeting to approve and adopt: (A) the Business Combination (as defined in Purchaser’s Organizational Documents), this Agreement and the other Transaction Documents, the Merger and the other Transactions (the “Business Combination Proposal”), (B) the change of name of the Purchaser to “MicroTouch Inc.” or other name as the Company determines, subject to confirmation and approval of the Registrar of Companies in the Cayman Islands. (the “Change of Name Proposal”) (C) the amendment and restatement of the memorandum and articles of association of the Purchaser in accordance with Section 2.5(b) hereof (the “Organizational Documents Proposal”) (D) the appointment and/or removal of the directors and officers of the Purchaser in accordance with Section 2.4 (the “Officer Appointment Proposal”) and (E) adjournment of the Purchaser Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the “Adjournment Proposal”) (such proposals in (A), (B), (C), (D), and (E) collectively, the “Transaction Proposals”), and (2) the registration under the Securities Act of the Consideration Shares to be issued to the Company Shareholders pursuant to this Agreement. The Purchaser Parties shall use their commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Purchaser Parties shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Purchaser Shares pursuant to this Agreement. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, Purchaser shall use reasonable best efforts to within five Business Days thereof, mail the Proxy/Registration Statement to the Purchaser Shareholders.

(ii) Each of the Purchaser Parties and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of the Purchaser Parties, the Company or their respective Affiliates to any regulatory Authority (including Nasdaq) in connection with the Transactions.

(iii) Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually agreed upon by the Purchaser Parties and the Company. The Purchaser Parties will advise the Company, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Purchaser Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Company a reasonable opportunity to provide comments and amendments to any such filing. The Purchaser Parties and the Company shall cooperate and mutually agree upon any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(iv) If, at any time prior to the Effective Time, any information, event or circumstance relating to any Purchaser Party or their respective officers or directors, should be discovered by a Purchaser Party, which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, Purchaser shall promptly inform the Company. If, at any time prior to the Effective Time, any information, event or circumstance relating to the Company or its officers or directors, should be discovered by the Company, which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Company shall promptly inform the Purchaser. Thereafter, the Purchaser Parties and the Company shall promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information, and the Purchaser Parties shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the Purchaser Shareholders.

(b) Purchaser Shareholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, Purchaser shall establish a record date for, duly call, give notice of, convene and hold an extraordinary general meeting of the Purchaser Shareholders (including any adjournment or postponement thereof, the “Purchaser Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals and obtaining the Purchaser Shareholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing Purchaser Shareholders with the opportunity to elect to effect a Purchaser Share Redemption and such other matter as may be mutually agreed by Purchaser and the Company. Purchaser will use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including the Purchaser Shareholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and Purchaser Shareholders’ Approval and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq rules and the Organizational Documents of Purchaser. Purchaser (X) shall consult with the Company regarding the record date and the date of the Purchaser Shareholders’ Meeting and (Y) shall not adjourn or postpone the Purchaser Shareholders’ Meeting without the prior written consent of Company; provided, however, that Purchaser shall adjourn or postpone the Purchaser Shareholders’ Meeting (1) if, as of the time that the Purchaser Shareholders’ Meeting is originally scheduled, there are insufficient shares of Purchaser represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Purchaser Shareholders’ Meeting, or (2) if, as of the time that the Purchaser Shareholders’ Meeting is originally scheduled, adjournment or postponement of the Purchaser Shareholders’ Meeting is necessary to enable Purchaser to solicit additional proxies required to obtain Purchaser Shareholders’ Approval; provided further, however, that Purchaser shall adjourn or postpone on not more than three occasions and so long as the date of the Purchaser Shareholders’ Meeting is not adjourned or postponed more than an aggregate of 45 consecutive days in connection with such adjournment or postponement.

(ii) The Proxy/Registration Statement shall include a statement to the effect that the board of directors of the Purchaser Board has unanimously recommended that the Purchaser Shareholders vote in favor of the Transaction Proposals at the Purchaser Shareholders’ Meeting, including reasons for such recommendation (such statement, the “Purchaser Board Recommendation”) and neither the Purchaser Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Purchaser Board Recommendation unless in strict observance of their common law or fiduciary duties.

Section 6.6 Support of Transactions. Without limiting any covenant contained in Article VI, Article VII or Article VIII, the Purchaser Parties and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of the Purchaser Parties, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger and the other Transactions, including cooperating, by adopting appropriate corporate resolutions and otherwise, to cause the name of the Purchaser to be changed immediately prior to the Closing to “MicroTouch Inc.” or other name as the Company determines and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this Section 6.6 will constitute a breach of Section 6.1.

Section 6.7 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement and the Transaction Documents. The parties hereto shall execute and deliver such other documents, certificates, agreements, financial statements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement and the Transaction Documents.

Section 6.8 Confidentiality. Except as necessary to complete the Proxy/Registration Statement, the Company, on the one hand, and the Purchaser Parties, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy/Registration Statement.

ARTICLE VII.
COVENANTS OF THE COMPANY

The Company agrees that:

Section 7.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes that are due and payable, as required by any Taxing Authority, and duly observe and conform in all material respects, to all applicable Laws and Orders.

Section 7.2 PCAOB Financials.

(a) At the time of executing this Agreement, the Company shall deliver to the Purchaser Parties reviewed consolidated financial statements of the Company Group as of and for the fiscal years ended September 30, 2024, and September 30, 2025, all prepared in conformity with GAAP under the standards of the Public Company Accounting Oversight Board (the “PCAOB Financials”). The PCAOB Financials shall be (i) prepared from the Books and Records of the Company; (ii) prepared on an accrual basis in accordance with GAAP; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The PCAOB Financials will be complete and accurate and fairly present in all material respects, in conformity with GAAP applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company will provide additional financial information as reasonably requested by the Purchaser Parties for inclusion in any filings to be made by the Purchaser Parties with the SEC.

(b) Interim Financial Statements and Updates. From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement, the Company shall, as promptly as practicable, deliver to the Purchaser Parties unaudited consolidated interim financial statements of the Company Group for each subsequent fiscal quarter and, if requested, each calendar month. The Interim Financial Statements shall be prepared on an accrual basis in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and shall be complete and accurate and fairly present in all material respects the financial position of the Company Group as of the dates thereof and the results of operations and cash flows for the periods then ended.

(c) Additional Financial Information. The Company shall provide such additional financial information as the Purchaser Parties may reasonably request from time to time for inclusion in any filings to be made by the Purchaser Parties with the SEC (including the Proxy/Registration Statement) or to satisfy any applicable requirements under Regulation S-X, including any pro forma financial information or updates necessary to ensure that all required historical and pro forma financial statements are not more than 134 days old as of the date of effectiveness of the Proxy/Registration Statement or any subsequent amendment thereto.

(d) Purpose and Effect. The delivery of any Interim Financial Statements or additional financial information pursuant to this Section 7.2 shall be deemed to update the representations and warranties set forth in Section 4.8 (Financial Statements) and any related “no material adverse change” representation to the extent such statements relate to the periods covered thereby. The Company shall use commercially reasonable efforts to cause its independent auditors to review (in accordance with PCAOB standards) any Interim Financial Statements delivered pursuant to this Section 7.2 to the extent such review is required for SEC filing purposes.

Section 7.3 No Claim Against the Trust Account. The Company acknowledges that it has read the IPO Prospectus and other Purchaser SEC Documents, the Purchaser’s Organizational Documents, and the Trust Agreement and understands that Purchaser has established the Trust Account described therein for the benefit of Purchaser’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination (as defined in the Purchaser’s Organizational Documents), are not consummated by March 13, 2026 or extended in accordance with the Purchaser’s Organizational Documents (providing for up to six 1-month extension provided the IPO Sponsor pays certain extension fees in accordance with the Purchaser’s Organizational Documents) or such later date as approved by the Purchaser Shareholders to complete a Business Combination (as defined in the Purchaser’s Organizational Documents), Purchaser will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, for and in consideration of Purchaser and Merger Sub entering into this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby irrevocably waives any past, present or future Action of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever save for the reasons set forth Section 13.6. Notwithstanding the foregoing, this Section 7.3 shall not serve to limit or prohibit the Company’s rights to pursue a claim against Purchaser for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than the one contemplated by this Agreement) or pursuant to Section 13.16 for specific performance or other injunctive relief. This Section 7.3 shall survive the termination of this Agreement for any and every reason.

Section 7.4 Company Shareholders’ Approval. As soon as practicable following the effective date of the Proxy/Registration Statement, Company shall obtain the Company Shareholders’ Approval, without the need for calling an extraordinary meeting of the Company shareholders, by obtaining written resolutions to the adoption of this Agreement and approval of the Transactions, including the Merger and the Plan of Merger, from the holders of the number of Company Shares necessary in accordance with the Cayman Companies Act and the Organization Documents of the Company. The Purchaser, the Company, and all of the Company Shareholders have entered into the Company Transaction Support Agreement in connection with the parties execution of this Agreement.

ARTICLE VIII.
COVENANTS OF PURCHASER PARTIES

Section 8.1 Nasdaq Listing. From the date hereof through the Effective Time, Purchaser shall ensure Purchaser remains listed as a public company on the Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the Consideration Shares issuable in the transactions contemplated hereby and shall obtain approval for the listing of such shares. After the date hereof and prior to the Effective Time, Purchaser shall procure the reservation of ticker symbol “MicroTouch” on Nasdaq or other symbol as agreed by the parties.

Section 8.2 Public Filings. From the date hereof through the Closing, Purchaser shall keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.3 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to Trustee (which notice Purchaser shall provide to Trustee in accordance with the terms of the Trust Agreement)), Purchaser shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including causing the documents, opinions and notices required to be delivered to Trustee pursuant to the Trust Agreement to be so delivered, for the following: (a) the redemption of any Purchaser Shares in connection with the Purchaser Share Redemption; (b) the payment of the amounts due to the underwriters and professional service providers of the IPO for their deferred underwriting commissions as set forth in the Trust Agreement; (c) the payment of the Transaction Expenses, and (d) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (c), to be disbursed to Purchaser in accordance with the Trust Agreement, all of which shall subsequently be contributed to the Surviving Corporation for its working capital and general corporate purpose.

Section 8.4 Post-Closing Directors and Officers of Purchaser. Subject to the terms of the Purchaser’s Organizational Documents, the Purchaser shall take all such action within its power as may be necessary or appropriate such that:

(a) from and after the Effective Time, the Purchaser’s board of directors shall consist of five (5) directors:

(i) four (4) directors shall be designated by the Company, at least two of whom shall be considered “independent” for purposes of under Nasdaq rules requirement, and one shall be the “financial expert’ as determined under SEC rules and regulations;

(ii) one (1) director shall be designated by the Purchaser, who shall be “independent” for purposes of under Nasdaq rules requirement and;

(b) from and after the Effective Time, the officers of Purchaser shall be as designated by the Company, who shall serve in such capacity in accordance with the terms of Purchaser’s Organizational Documents following the Effective Time.

Section 8.5 D&O Indemnification and Insurance.

(a) From and after the Effective Time, Purchaser agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business) and (y) Purchaser and each of its Subsidiaries (the Persons in the foregoing (x) and (y) are collectively referred to as, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Purchaser or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Purchaser shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Purchaser’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of the Company, Purchaser or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Purchaser shall assume, and be liable for, each of the covenants in this Section 8.5.

(b) For a period of six (6) years after the Closing Date, each of Purchaser and the Company shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Purchaser and the Company, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date. In the alternative, upon the Closing, Purchaser shall obtain a “tail” insurance policy that provides coverage for at least a six-year period after the Closing Date, for the benefit of the current officers and directors of Purchaser with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Transactions (the “D&O Tail Insurance”), with coverage and amounts and containing terms and conditions that are customary and prudent under the circumstances. The premium for such D&O Tail Insurance shall be paid for by Purchaser. Purchaser shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and shall honor, and cause its Subsidiaries and Affiliates to honor, all obligations thereunder.

(c) On the Closing Date, Purchaser shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Purchaser with the post-Closing directors and officers of Purchaser, which indemnification agreements shall continue to be effective following the Closing.

Section 8.6 Section 16 Matters. Prior to the Closing, the board of directors of Purchaser, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Purchaser Shares pursuant to this Agreement and the other agreements contemplated hereunder, by any Person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Purchaser following the Closing shall be exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 8.7 Shareholder Litigation. In the event that any litigation related to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Purchaser Parties, threatened in writing, against Purchaser or the board of directors of Purchaser by any of Purchaser’s shareholders prior to the Closing, Purchaser shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Purchaser shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Section 8.8 Final Allocation Statement. The Purchaser Parties shall deliver to the Company at least two Business Days prior to the Closing the final version of the Allocation Statement, setting forth the number of Consideration Shares issuable to each Company Shareholders, comprising the Closing Payment Shares; such Allocation Statement shall not be subject to further updates.

ARTICLE IX.
CONDITIONS TO CLOSING

Section 9.1 Condition to the Obligations of the Parties. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law, and no Order shall prohibit or prevent the consummation of the Closing.

(b) There shall not be any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing.

(c) The SEC shall have declared the Proxy/Registration Statement effective. No stop order suspending the effectiveness of the Proxy/Registration Statement or any part thereof shall have been issued.

(d) The Purchaser Shareholders’ Approval and the Company Shareholders’ Approval have been duly obtained after the effectiveness of the Proxy/Registration Statement.

(e) Purchaser shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing.

Section 9.2 Conditions to Obligations of the Purchaser Parties. The obligation of the Purchaser Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Purchaser Parties’ sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Company contained in Article IV in this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect, shall: (i) be true and correct at and as of the date of this Agreement, and (ii) be true and correct as of the Closing Date (except for the representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Company Material Adverse Effect.

(c) There shall have been no event, change or occurrence which has a Company Material Adverse Effect.

(d) The Purchaser Parties shall have received a certificate signed by the chief executive officer of the Company to the effect set forth in clauses (a) through (c) of this Section 9.2.

Section 9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The Purchaser Parties shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Purchaser Parties contained in Article V of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Purchaser Material Adverse Effect, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Purchaser Material Adverse Effect.

(c) There shall have been no event, change or occurrence which has Purchaser Material Adverse Effect.

(d) From the date hereof until the Closing, the Purchaser Parties shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the Purchaser Parties.

(e) The Purchaser Parties shall have received a certificate signed by the chief executive officer of the Purchaser to the effect set forth in clauses (a) through (d) of this Section 9.3.

ARTICLE X.
DISPUTE RESOLUTION

Section 10.1 Arbitration

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c) The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 10.1(c).

(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j) This arbitration section shall survive the termination of this Agreement.

Section 10.2 Waiver of Jury Trial; Exemplary Damages

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENTS, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY TRANSACTION DOCUMENTS.

(b) Each of the parties to this Agreement acknowledges that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledges that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XI.
TERMINATION

Section 11.1 Termination without Default. In the event that the Closing of the transactions contemplated hereunder has not occurred by December 31, 2026 (the “Outside Closing Date”) and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 11.2 hereof), the Purchaser Parties or the Company, as the case may be, shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by Purchaser Parties or the Company, as the case may be, by giving written notice to the other at any time after the Outside Closing Date.

Section 11.2 Termination upon Default.

(a) The Purchaser Parties may terminate this Agreement by giving notice to the Company, without prejudice to any rights or obligations the Purchaser Parties may have, if the Company shall have materially breached any of its covenants, agreements, representations, and warranties contained herein or in any Transaction Documents to be performed on or prior to the Closing Date and such breach shall not be cured within fifteen (15) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach.

(b) The Company may terminate this Agreement by giving notice to any Purchaser Party, without prejudice to any rights or obligations the Company may have, if any Purchaser Party shall have materially breached any of its covenants, agreements, representations, and warranties contained herein or in any Transaction Documents to be performed on or prior to the Closing Date and such breach shall not be cured within fifteen (15) days following receipt by such Purchaser Party of a notice describing in reasonable detail the nature of such breach.

Section 11.3 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 11.2 hereof, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (i) as set forth in Article X, this Section 11.3, and Article XIII.

ARTICLE XII.
INDEMNIFICATION

Section 12.1 Indemnification of Purchaser. Subject to the terms and conditions of this Article XII and from and after the Closing Date, the Company (the “Indemnifying Party”) agrees to indemnify and hold harmless the Purchaser (the “Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by the Indemnified Party as a result of or in connection with any breach or inaccuracy of any of the representations or warranties of the Company contained in Article IV herein. Notwithstanding the foregoing, the Indemnified Party shall not assert any claim, and shall not be entitled to indemnification, unless and until the aggregate amount of all Losses indemnifiable hereunder exceeds $1,000,000 (the “Threshold”). The Purchaser acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to the Company, and in no event shall the Company have any liability to the Purchaser with respect to a breach of representation, warranty or covenant under this Agreement to the extent that the Purchaser knew of such breach as of the Closing Date.

Section 12.2 Procedure. The following shall apply with respect to all claims by the Indemnified Party for indemnification:

(a) The Indemnified Party shall give the Indemnifying Party prompt notice (an “Indemnification Notice”) of any third-party action with respect to which the Indemnified Party seeks indemnification pursuant to Section 12.1 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of the Indemnified Party under Section 12.1, except to the extent such failure adversely affects the ability of the Indemnifying Party to defend such claim or increases the amount of such liability;

(b) In the case of any Third-Party Claims as to which indemnification is sought by the Indemnified Party, the Indemnified Party shall be entitled to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Party, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within thirty (30) days thereafter), shall (i) deliver a written confirmation to the Indemnified Party that the indemnification provisions of Section 12.1 are applicable to such action and the Indemnifying Party will indemnify the Indemnified Party in respect of such action pursuant to the terms of Section 12.1, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Party to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Third-Party Claim;

(c) If the Indemnifying Party assumes the defense of any such Third-Party Claim pursuant to Section 12.2(b), then the Indemnified Party shall cooperate with the Indemnifying Party in any manner reasonably requested in connection with the defense. If the Indemnifying Party so assumes the defense of any such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, and the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party;

(d) If the Indemnifying Party elects to assume the defense of any Third-Party Claim pursuant to Section 12.2(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party withdraws from or fails to adequately prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Party does not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Party fails to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense. Notwithstanding anything to the contrary, the Indemnifying Party shall not be entitled to control, but may participate in, the defense of any Third-Party Claim if such Third-Party Claim (x) seeks an order, injunction or other equitable relief against the Indemnified Party, (y) involves criminal allegations against the Indemnified Party or (z) would impose liability on the part of the Indemnified Party in excess of that indemnifiable hereunder had the Indemnifying Party assumed full control.

(e) If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 12.2(b) and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Party’s expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against the Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to the Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts;

(f) Following the Closing, the disinterested independent directors of the Purchaser shall have the authority to institute and prosecute any claims for indemnification hereunder in good faith on behalf of the Purchaser to enforce the terms of this Agreement.

Section 12.3 [reserved]

Section 12.4 Payment of Indemnification. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement that the Indemnified Party is entitled to.

Section 12.5 Survival of Indemnification Rights. All representations and warranties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive until 12 months following the Closing Date (the “Survival Period”); provided that the representations and warranties on Taxes in Section 4.20 shall survive until the expiry of the applicable statute of limitations. After the expiration of the Survival Period, the Indemnifying Party shall have no further liability for indemnification pursuant to this Article XII other than with respect to the claims already made pursuant to this Article XII.

Section 12.6 Sole and Exclusive Remedy. The remedies provided in this Article XII shall be deemed the sole and exclusive remedies of the Indemnified Party, from and after the Closing Date, with respect to any and all claims arising out of or related to this Agreement or in connection with the transactions contemplated hereby.

ARTICLE XIII.
MISCELLANEOUS

Section 13.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or the Surviving Corporation following the Closing), to:

MicroTouch Technology INC.

Room 902, 9th Floor, ONEMIDTOWN, 11 Hoi Shing Road, Tsuen Wan District, New Territories, Hong Kong

Attn: AIJIAO TIAN

Email: joyce@microtouchtech.com

with a copy to (which shall not constitute notice):

L&C Law Group

38-08 Union Street, Suite 7D

Flushing, NY 11354

Phone: (718) 801-8088

if to the Purchaser Parties

Future Vision II Acquisition Corp.

Attn: Danhua Xu

Email:

with a copy to (which shall not constitute notice):

Concord & Sage P.C.

1360 Valley Vista Drive, Suite 140

Diamond Bar, CA 91765-3964

Phone: (858) 568-1696

Email: usipo@concordsage.com

Section 13.2 Non-survival or Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) the indemnification of Purchaser set forth in Article XII, and (c) this Article XIII and any corresponding definitions set forth in Article I.

Section 13.3 Amendments; No Waivers; Remedies

(a) This Agreement cannot be amended, except by a writing signed by each of the Purchaser Parties and the Company, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

Section 13.4 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 13.5 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing Date be subject to the prior mutual approval of Purchaser and the Company; provided, that no such party shall be required to obtain consent pursuant to this Section 13.5(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 13.5(a).

(b) The restriction in Section 13.5(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall, to the extent practicable, use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing

Section 13.6 Expenses. Except as otherwise set forth in this Agreement, each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby; provided however, that if the Acquisition is consummated, all out-of-pocket costs and expenses incurred in connection with the Acquisition shall be borne and paid by the post-closing holding entity, being the Company after it has consummated the merger with the Merger Sub and becoming a subsidiary of the SPAC.

Section 13.7 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

Section 13.8 Governing Law. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law rules or principles that would result in the application of any laws other than the laws of the State of New York.

Section 13.9 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. This Agreement may be executed in counterparts (including by facsimile, pdf or other electronic document transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.10 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior written or oral understanding or agreements between them related to the subject matter hereof. This Agreement may be amended, modified, waived or supplemented only by written agreement of the parties. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. In this Agreement, the term: (x) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Agreement to an affiliate of Purchaser will include IPO Sponsor. This Agreement may be executed in any number of counterparts (including by facsimile, pdf or other electronic document transmission), each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Section 13.11 Severability. If any provision of this Agreement is held to be invalid or unenforceable, then that provision will (so far as it is invalid or unenforceable) be given no effect and will be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

Section 13.12 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) All monetary figures used herein shall be in United States dollars unless otherwise specified.

(c) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(d) The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate persons or through contractual or other legal arrangements, and “direct or indirect” has the correlative meaning.

(e) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all”.

(f) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(g) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(h) Captions/headings are not a part of this Agreement, but are included for convenience, only.

(i) A reference to a statute or statutory provision includes, to the extent applicable at any relevant time:

(i) that statute or statutory provision as from time to time consolidated, modified, re-enacted or replaced by any other statute or statutory provision;

(ii) any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii) any subordinate legislation or regulation made under the relevant statute or statutory provision.

Section 13.13 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

Section 13.14 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

Section 13.15 Waiver of Conflicts.

(a) Recognizing that L&C LAW GROUP (“Company Counsel”) acted as legal counsel to the Company and certain of their respective affiliates prior to the Closing, and that Company Counsel may act as legal counsel to the Surviving Corporation and one or more of its Subsidiaries after the Closing, each of the Company and the Surviving Corporation (including on behalf of the Surviving Corporation’s Subsidiaries) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Company Counsel representing any of the Company, the Surviving Corporation or any of its Subsidiaries and any of their respective affiliates after the Closing.

(b) Recognizing that Concord Sage PC. (“Purchaser Counsel”) acted as legal counsel to the Purchaser and certain of their respective affiliates prior to the Closing, and that Purchaser Counsel may act as legal counsel to the Purchaser and one or more of its Subsidiaries after the Closing, the Purchaser hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Purchaser Counsel representing the Purchaser and any of its Affiliates after the Closing.

Section 13.16 Specific Performance

(a) The Parties hereby agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger or the other Transactions) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Parties agree that each Party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy);

(b) Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

[The remainder of this page intentionally left blank; signature page to follow]

SIGNATURE PAGE TO MERGER AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FUTURE VISION II ACQUISITION CORP.		FUTURE VISION II ACQUISITION MERGER SUBSIDIARY CORP.

By:		By:
Name:	Danhua Xu	Name:	Danhua Xu
Title:	Chief Executive Officer	Title:	Chief Executive Officer

MICROTOUCH TECHNOLOGY INC

By:
Name:	AiJiao Tian
Title:	Chief Executive Officer

Annex 1

Allocation Statement

Company Shareholder	Number of Company Shares	Percentage Ownership (%)	Number of Consideration Shares
Super plus Holding Limited	2,100	21%	1,880,597
SEEOYSIN Technology Investment LTD	7,900	79%	7,074,627
Total	10,000	100.00%	8,955,224

Annex 1-1

Exhibit A

[Omitted - Company Transaction Support Agreement]

A-1

Exhibit B

[Omitted - Non-Compete and Solicitation Agreement]

B-1

Exhibit C

[Omitted - Lock Up Agreement]

C-1

Exhibit D

[Omitted - The memorandum and articles of association of the Purchaser from and after the Effective Time]

D-1